Exhibit 5.1

1600 West End Avenue • Suite 2000 • NASHVILLE, TENNESSEE 37203 615.726.5600 • bakerdonelson.com

Tonya Mitchem Grindon, Shareholder

Direct Dial: 615.726.5607

Direct Fax: 615.744.5607

E-Mail Address: tgrindon@bakerdonelson.com

May 5, 2022

Community Healthcare Trust Incorporated

3326 Aspen Grove Drive, Suite 150

Franklin, TN 37067

Re:       Registration Statement on Form S-8

Ladies and Gentlemen:

We have served as Maryland counsel to Community Healthcare Trust Incorporated, a Maryland corporation (the “Company”), in connection with certain matters of Maryland law arising out of the issuance of up to an additional 500,000 shares (the “Shares”) of common stock, $0.01 par value per share (the “Common Stock”), of the Company, pursuant to the Community Healthcare Trust Incorporated 2014 Incentive Plan, as amended (the “Plan”), and the Community Healthcare Trust Incorporated Second Amended and Restated Alignment of Interest Program (the “Program”), covered by the above-referenced Registration Statement (the “Registration Statement”), filed by the Company with the United States Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “1933 Act”), on the date hereof.

In connection with our representation of the Company, and as a basis for the opinion hereinafter set forth, we have examined originals, or copies certified or otherwise identified to our satisfaction, of the following documents (hereinafter collectively referred to as the “Documents”):

1.            The Registration Statement;

2.            The charter of the Company (the “Charter”), certified as of a recent date by the State Department of Assessments and Taxation of Maryland (the “SDAT”);

3.            The bylaws of the Company, certified as of the date hereof by an officer of the Company;

4.            A certificate of the SDAT as to the good standing of the Company, dated as of a recent date;

5.            Resolutions adopted by the Compensation Committee (the “Compensation Committee”) of the Board of Directors (the “Board”) of the Company and resolutions adopted by, and minutes of, the Board, both of which relate to, among other matters, the Plan, the Program and the issuance of the Shares (collectively, the “Resolutions”), certified as of the date hereof by an officer of the Company;

ALABAMA • FLORIDA • GEORGIA • LOUISIANA • MARYLAND • MISSISSIPPI • SOUTH CAROLINA • TENNESSEE • TEXAS • VIRGINIA • WASHINGTON, D.C.

Community Healthcare Trust Incorporated

May 5, 2022

6.            The Plan, certified as of the date hereof by an officer of the Company;

7.            The Program, certified as of the date hereof by an officer of the Company;

8.            A certificate executed by an officer of the Company, dated as of the date hereof; and

9.            Such other documents and matters as we have deemed necessary or appropriate to express the opinion set forth below, subject to the assumptions, limitations and qualifications stated herein.

In expressing the opinion set forth below, we have assumed the following:

i.             Each individual executing any of the Documents, whether on behalf of such individual or another person, is legally competent to do so.

ii.            Each individual executing any of the Documents on behalf of a party (other than the Company) is duly authorized to do so.

iii.           Each of the parties (other than the Company) executing any of the Documents has duly and validly executed and delivered each of the Documents to which such party is a signatory, and such party’s obligations set forth therein are legal, valid and binding and are enforceable in accordance with all stated terms.

iv.          All Documents submitted to us as originals are authentic. The form and content of all Documents submitted to us as unexecuted drafts do not differ in any respect relevant to this opinion from the form and content of such Documents as executed and delivered. All Documents submitted to us as certified or photostatic copies conform to the original documents. All signatures on all Documents are genuine. All public records reviewed or relied upon by us or on our behalf are true and complete. All representations, warranties, statements and information contained in the Documents are true and complete. There has been no oral or written modification of or amendment to any of the Documents, and there has been no waiver of any provision of any of the Documents, by action or omission of the parties or otherwise.

v.            The Shares will not be issued in violation of any restriction or limitation contained in Article VI of the Charter or in the Plan or the Program.

vi.           Upon the issuance of any Shares, the total number of shares of Common Stock issued and outstanding will not exceed the total number of shares of Common Stock that the Company is then authorized to issue under the Charter.

vii.          Each stock award, right or other security granted under the Plan and the Program pursuant to which Shares may be issued (each, an “Award”), will be duly authorized and validly granted in accordance with the Plan and the Program, and any such Shares will be so issued in accordance with the terms of the Plan and the Program and any applicable rights agreement or other award agreement entered into in connection with the grant of such Award (each, an “Award Agreement”).

Community Healthcare Trust Incorporated

May 5, 2022

Based upon the foregoing, and subject to the assumptions, limitations and qualifications stated herein, it is our opinion that:

1.            The Company is a corporation duly incorporated and existing under and by virtue of the laws of the State of Maryland and is in good standing with the SDAT.

2.            The issuance of the Shares has been duly authorized and, when and if delivered against payment therefore in accordance with the Registration Statement, the Resolutions and any other resolutions of the Board or the Compensation Committee relating thereto, the Plan, the Program and any applicable Award Agreement, the Shares will be validly issued, fully paid and nonassessable.

The foregoing opinion is limited to the laws of the State of Maryland, and we do not express any opinion herein concerning any other law. We express no opinion as to the applicability or effect of federal or state securities laws, including the securities laws of the State of Maryland, or as to federal or state laws regarding fraudulent transfers. To the extent that any matter as to which our opinion is expressed herein would be governed by the laws of any jurisdiction other than the State of Maryland, we do not express any opinion on such matter. The opinion expressed herein is subject to the effect of any judicial decision which may permit the introduction of parol evidence to modify the terms or the interpretation of agreements.

The opinion expressed herein is limited to the matters specifically set forth herein and no other opinion shall be inferred beyond the matters expressly stated. We assume no obligation to supplement this opinion if any applicable law changes after the date hereof or if we become aware of any fact that might change the opinion expressed herein after the date hereof.

This opinion is being furnished to you for submission to the Commission as an exhibit to the Registration Statement. We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement. In giving this consent, we do not admit that we are within the category of persons whose consent is required by Section 7 of the 1933 Act.

Best regards,

BAKER, DONELSON, BEARMAN,
CALDWELL & BERKOWITZ, PC

/s/ Tonya Mitchem Grindon
Tonya Mitchem Grindon, Shareholder